Exhibit 23.1 Auditor Consent

Child, Van Wagoner & Bradshaw, PLLC

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated April 21, 2008, relating to the financial statements of St. Vincent Press, Inc. as of December 31, 2007 and 2006 and for the years then ended, and for the period of May 24, 2005 (inception) to December 31, 2007, which appear in such Prospectus.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Certified Public Accountants
Salt Lake City, Utah
September 9, 2008

5296 So. Commerce Dr., Suite 300 • Salt Lake City, Utah 84107-5370
Telephone: (801) 281-4700 • Facsimile: (801) 281-4701

Members: American Institute of Certified Public Accountants • Utah Association of Certified Public Accountants